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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is dated as of April 21, 2002, and made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the "Company"), and Greg Scott (the "Executive").

        WHEREAS, Executive is employed as President of the Arden B division of the Company; and

        WHEREAS, the Company and Executive (collectively, the "Parties") desire to continue their employment relationship on the terms set forth below.

        THEREFORE, the Parties agree as follows:

1.    EMPLOYMENT

        The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2.    TERM

        The term of this Agreement shall begin on May 1, 2002 (the "Effective Date"), and end on the third (3rd) anniversary thereof unless earlier termination occurs in accordance with the provisions of Section 5 below (the "Term"). The period during which Executive is an employee of the Company is referred to herein as the "Employment Period."

3.    COMPENSATION

        3.1    Base Compensation.    For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000) ("Base Compensation") payable in twenty-four (24) substantially equal installments per year. The Base Compensation shall be reviewed annually for increase by the Company's Board of Directors ("Board") but in no event shall the annual increase be less than five percent (5%) each year. After any such increase, the Base Compensation shall not thereafter be reduced.

        3.2    Annual Bonus Compensation.    Provided that Executive is employed as of the end of the Company's fiscal year (January 31), Executive shall be eligible to receive bonus compensation as may be determined in the sole discretion of the Board. Executive shall not be eligible for a bonus under this provision if he is not employed as of the end of the fiscal year for which it is awarded. Any bonus under this provision shall be paid no later than the end of March of the fiscal year following the fiscal year for which it is awarded.

        3.3    Other Incentive Compensation.    In the event that the Company from time to time adopts additional incentive compensation programs which are generally applicable to employees holding the title of President, Executive shall be entitled to participate in such programs on the same basis as other executives at that level. This provision shall not entitle Executive to receive bonuses or incentive compensation which are intended to be limited in application to individual executives, or are provided for in individual employment agreements.

        3.4    Options.    Subject to the approval of the Board, pursuant to and subject to the terms of the Company's stock option plan(s), Executive shall be granted options to purchase shares of common stock of the Company. The options shall vest and the exercise price shall be set in accordance with the terms of the plan under which such options are granted and shall be subject to a written option agreement in a form acceptable to the Company.

        3.5    Benefits.    Executive shall be entitled to participate in all pension and welfare benefit, medical, dental, vision, life insurance, disability and any other benefit or insurance plans established by the Company in accordance with the terms of such plans as they may be in effect from time to time.

        3.6    Vacation and Other Benefits.    Executive shall be entitled to vacation in accordance with the Company's vacation policy as it shall be in effect from time to time.

        3.7    Automobile Allowance.    Executive shall be entitled to reimbursement of Five Hundred Dollars ($500) per month to defray the cost of leasing and maintaining an automobile. Such amount shall be reported to the Internal Revenue Service as part of the Executive's compensation.

        3.8    Expense Reimbursement; Legal Fees.    Executive shall be reimbursed for reasonable business expenses actually incurred, in accordance with the Company's expense reimbursement policy as it may be in effect from time to time. The Company shall pay for Executive's reasonable attorneys' fees and costs incurred in connection with the negotiation and preparation of this Agreement in an amount not to exceed Five Thousand Dollars ($5,000).

4.    POSITION AND DUTIES

        4.1    Position.    Executive shall serve as President of the Arden B division of the Company.

        4.2    Devotion of Time and Effort.    Executive shall use Executive's good faith best efforts and judgment (a) in performing Executive's duties required hereunder and (b) to act in the best interests of the Company. Executive shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

        4.3    Other Activities.    Executive may engage in other activities for Executive's own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder.

5.    TERMINATION

        5.1    Due to Death or Disability.    If Executive dies during the Employment Period, Executive's employment shall terminate as of the date of his death. The Company may terminate Executive if he becomes "disabled," as defined below, upon written notice to Executive. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

        5.2    By the Company Without "Cause".    The Company may terminate this Agreement without "cause" (as hereinafter defined) at any time following the Effective Date, upon thirty (30) days written notice to Executive, subject to compliance by the Company with the provisions of Section 5.5 hereof.

        5.3    By the Company For Cause.    The Company may terminate Executive's employment for "Cause" at any time (A) upon thirty (30) days written notice to Executive describing the claimed event or circumstance and setting forth the Company's intention to terminate Executive's employment if such claimed event or circumstance is not remedied within fifteen (15) days following such notice, if capable of remedy, or (B) upon written notice to Executive, describing the claimed event or circumstance, if such claimed event or circumstance is not capable of remedy, or (C) upon written notice to Executive, describing the claimed event or circumstance, if such claimed event or circumstance has, on one or more prior occasions, been the subject of a notice as provided for in subparagraph (A) hereof. For purposes of this Agreement, "Cause" shall mean:

          (a)  Executive's conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or involving the Company;

          (b)  Executive's commission of any act of theft, embezzlement or misappropriation against the Company;

          (c)  The gross neglect, malfeasance or nonfeasance of Executive in the performance of the services contemplated hereunder where such conduct causes or has the likelihood of causing material economic harm to the Company;

          (d)  A material breach of this Agreement by Executive;

          (e)  Any willful misconduct or unethical behavior related to Executive's duties hereunder or insubordination by Executive;

          (f)    The sexual or other harassment by Executive of any employee, independent contractor or customer of the Company; and/or

          (g)  Executive's use of illegal drugs or abuse of alcohol or legally prescribed drugs.

        5.4    By Executive For Good Reason.    Executive may terminate this Agreement only for Good Reason as defined below. In the event Executive terminates his employment for Good Reason, Executive shall provide thirty (30) days written notice to the Company describing the claimed event or circumstance and setting forth Executive's intention to terminate his employment with the Company. For purposes of this Agreement, "Good Reason" shall mean:

          (a)  The Company's material beach of any of its obligations hereunder and (1) such breach is incurable or, (2) if curable, has not been cured within fifteen (15) days of written notice from Executive to the Company of such beach by the Company;

          (b)  Relocating Executive's place of work, or the executive offices of the Company, outside of the County of Orange, State of California, without Executive's written consent;

          (c)  A material reduction, without cause, in Executive's title, responsibilities or duties; or

          (d)  Any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as provided in Section 15.1.

        5.5    Termination Payment.

          (a)    Amount.    In the event that Executive's employment is terminated pursuant to Sections 5.1 through 5.4, Executive shall continue to render services to the Company pursuant to this Agreement until his date of death or the date of termination ("Termination Date") and shall continue to receive compensation and payment for any unreimbursed expenses incurred and other accrued employee benefits as provided in this Agreement, through the Termination Date. In addition, in the event Executive's employment is terminated pursuant to Section 5.2 or 5.4, Executive shall receive severance in an amount equal to the greater of (i) the Base Compensation due to Executive for the remainder of the Term, but not to exceed twenty four (24) months or (ii) one year's Base Compensation (the "Severance Period"), in equal bi-monthly installments paid over a period of twelve (12) months with the first payment occurring on the latter of the first regular pay date after the Termination Date or the tenth (10th) day after execution of the release described in subpart (c) below. Except as provided in this Section 5.5, Executive shall not be entitled to any other payments in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company, as a result of the termination of this

  Agreement or the termination of Executive. Executive shall have no duty of mitigation and shall not be subject to any right of offset with respect to any compensation received by Executive on or after the termination of his employment.

          (b)    Benefits.    In the event Executive's employment is terminated pursuant to Section 5.2 or 5.4 and Executive timely elects to continue healthcare coverage through COBRA, subject to subpart (c) below, the Company shall pay that portion of the COBRA premium equal to the difference between the COBRA premium and Executive's monthly contribution towards health care benefits that was in effect as of the Termination Date. The Company shall make such payments for up to twelve (12) months from the Termination Date (the "Severance Benefits") so long as Executive continues to timely pay Executive's portion of the COBRA premium.

          (c)    Release.    To be eligible to receive severance and Severance Benefits under this Section 5.5, Executive must execute and deliver (and not revoke, if a revocation period is required by law) a release of all claims against the Company and any of its parents, subsidiaries, affiliates, shareholders, members, partners, investors, officers, directors, agents and employees in a form acceptable to the Company.

6.    NON-SOLIC1TATION, NON-COMPLETION

        Executive acknowledges that by virtue of Executive's position as President of the Arden B division of the Company, and Executive's employment hereunder, he will have advantageous familiarity with and knowledge about the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows:

          (a)  During the Employment Period, Executive will not engage (either directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in any enterprise nor perform any services of any kind whatsoever for nor provide any financial assistance to any enterprise in the retail clothing business other than through the Company or its subsidiaries and their successors;

          (b)  During Executive's employment and any Severance Period hereunder the Executive will not solicit, take away, hire, employ or endeavor to employ any of the employees of the Company;

          (c)  If Executive's employment terminates pursuant to Section 5.3 hereof, during a twelve (12) month period commencing from the Termination Date, Executive will not solicit, take away, hire, employ or endeavor to employ any of the employees of the Company

          (d)  Executive acknowledges that any violation of any provision of this Section 6 by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation of any provision of this Section 6 by Executive, Executive agrees that the Company will be entitled to injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation of this Section 6 by Executive; and

          (e)  It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made. It is expressly agreed that the arbitrator in any arbitration hereunder shall have the authority to modify this Section 6 if necessary to render it enforceable, in such manner as to preserve as mach as possible the parties' original intentions, as expressed herein, with respect to the scope hereof.

7.    TRADE SECRETS

        7.1  Executive specifically agrees that Executive will not at my time, whether during or subsequent to the Employment Period, in any fashion, form or manner, except in furtherance of Executive's duties at the Company or with the specific written consent of the Company, either directly or indirectly use or divulge, disclose or communicate to any Person in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the "Proprietary Information"), including (i) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof (ii) buying habits or practices of any of its customers, (iii) the Company's marketing methods and related data, (iv) Company's costs of materials, (v) the prices it obtains or has obtained or at which it sells or has sold its products or services, (vi) lists or other written records used in the Company's business, (vii) compensation paid to employees and other terms of employment or (viii) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by Court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1 is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company's sole property.

        7.2  Executive agrees to keep confidential and not to use or divulge except in furtherance of Executive's duties at the Company any confidential or proprietary information of any customer of the Company to which Executive may obtain access during the Employment Period. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8.    INVENTIONS

        8.1  Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company's business (collectively, "Inventions") that Executive may conceive, discover or make from the beginning of Executive's employment with Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company's time, facilities, equipment or personnel.

        8.2  Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive's right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, patentable or unpatentable, from the beginning of Executive's employment with the Company until the termination thereof.

        8.3  Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2 above.

        8.4  The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9.    SHOP RIGHTS

        The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether patentable or not, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of "Inventions" as defined above, but which are conceived or made by Executive during regular working hours or with the use of the facilities, materials or personnel of the Company.

10.  COPYRIGHT

        Executive agrees that any work prepared for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

11.  EXECUTIVE'S DUTIES ON TERMINATION

        In the event of termination of Executive, Executive agrees to delivery promptly to the Company all Proprietary Information which is or has been in Executive's possession or under Executive's control.

12.  INDEMNIFICATION

        The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.

13.  THE COMPANY'S REPRESENTATIONS

        The Company hereby represents and warrants that (a) it has the right to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party and that would adversely affect its ability to perform his obligation hereunder.

14.  EXECUTIVE'S REPRESENTATIONS

        Executive hereby represents and warrants that (a) he has the right to enter into this Agreement and to grant the rights granted by him herein and (b) the provisions of this Agreement do not violate any other contracts or agreements to which he is a party and that would adversely affect his ability to perform his obligation hereunder.

15.  GENERAL PROVISIONS

        15.1    Assignment, Binding Effect.    Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors, and affiliate, parent or subsidiary corporations. In the event that (a) the Company shall merge or consolidate with any other corporation, partnership or business entity or (b) all or substantially all of the Company's stock, business or assets shall be transferred in any manner to any other corporation, partnership or business entity (collectively a "Transaction"), such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter for all purposes hereof be, the Company hereunder and the Company shall obtain a written assumption agreement from such successor prior to completion of any such Transaction; provided, however, that if the Company is unable, after reasonable efforts, to obtain such written assumption agreement, Company may nevertheless proceed with such Transaction and Executive's sole remedy shall be as set forth in Section 5.4 hereof. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

        15.2    Notices.    All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

        If to the Company

  Ms. Pam Furlong
  Vice President, Human Resources
  The Wet Seal, Inc.
  26972 Burbank
  Foothill Ranch, CA 92610
  Facsimile No.: (949) 699 4722

        If to Executive:

  Greg Scott
  2520 Astral Drive
  Los Angeles, CA 90046
  Facsimile No.: (323) 512 2038

        With a copy to:

  Jeffrey H. Kapor, Esq.
  Buchalter, Nemer, Fields & Younger, P.C.
  601 South Figueroa Street, Suite 2400
  Los Angeles, CA 90017
  Facsimile No.: (213) 896-0400

        Any party may change its address for the purpose of this Section 15.2 by giving the other party written notice of its new address in the manner set forth above.

        15.3    Entire Agreement.    This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements.

        15.4    Amendments; Waivers.    This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

        15.5    Provisions Severable.    In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction or an arbitrator to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court or such arbitrator.

        15.6    Governing Law.    This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

        15.7    Counterparts.    This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

        15.8    Survival.    Sections 2 and 5 through 16 shall survive the termination or expiration of this Agreement.

16.  ARBITRATION

        16.1    Scope of Arbitration.    Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute in any way relating to, in connection with, or arising out of the terms of this Agreement, including, without limitation, claims regarding confidentiality and/or any dispute in any way arising out of or relating to Executive's employment or the termination of such employment with the Company, to private and confidential arbitration by a single neutral arbitrator through the American Arbitration Association ("AAA"). All arbitration proceedings shall be governed by the then current AAA rules governing employment disputes, and shall take place in Orange County, California. The decision of the arbitrator shall be final and binding on all parties to this Agreement; and judgment thereon may be entered in any court having jurisdiction. All costs of arbitration, including attorneys' fees and witness expenses, shall be paid as the arbitrator or court awards in accordance with applicable law. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, this arbitration procedure is intended to be the exclusive method of resolving any claim relating to or in any way arising out of this Agreement and Executive's employment with the Company, including but not limited to the termination of such employment.

        16.2    Waiver of Jury Trial.    Executive and the Company understand and agree that they are hereby waiving any right they may have to jury trial, and that this Arbitration clause shall also be applicable to, but not limited to, statutory claims including but not limited to claims under the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Americans With Disabilities Act, as amended.

        16.3    Third-Party Beneficiaries.    The Company's successors, parents, affiliates, subsidiaries, officers, directors, employees, shareholders, and contractors, shall be third-party beneficiaries of this arbitration provision, and any claim against them by Executive relating to, in connection with, or arising out of his employment with the Company shall be subject to these provisions.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE "COMPANY"
By:	/s/ KATHY BRONSTEIN Kathy Bronstein Title: Vice Chairman and Chief Executive Officer

"EXECUTIVE"
/s/ GREG SCOTT Greg Scott

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  EXHIBIT 10.1
Employment Agreement